HEI Exhibit 99.1
FOR IMMEDIATE RELEASE

NextEra Energy and Hawaiian Electric Industries Release Statement
Regarding Pending Merger

JUNO BEACH, Fla., and HONOLULU - July 15, 2016 - NextEra Energy, Inc. (NYSE: NEE) and Hawaiian Electric Industries, Inc. (NYSE: HE) (HEI) today issued the following statement in connection with today’s order by the Hawaii Public Utilities Commission (PUC):

“We are in receipt of today’s PUC order and are currently reviewing it.”

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with consolidated revenues of approximately $17.5 billion and approximately 14,300 employees in 27 states and Canada as of year-end 2015, as well as approximately 45,000 megawatts of generating capacity, which includes megawatts associated with noncontrolling interests related to NextEra Energy Partners, LP (NYSE: NEP) as of April 2016. Headquartered in Juno Beach, Fla., NextEra Energy’s principal subsidiaries are Florida Power & Light Company, which serves more than 4.8 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world’s largest generator of renewable energy from the wind and sun. A Fortune 200 company and included in the S&P 100 index, NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity, and has been ranked No. 1 in the electric and gas utilities industry in Fortune’s 2016 list of “World's Most Admired Companies.” For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

Hawaiian Electric Industries
Hawaiian Electric Industries (NYSE: HE) (HEI) supplies power to approximately 95% of Hawaii's population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc., and Maui Electric Company, Limited, and provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, F.S.B., one of Hawaii's largest financial institutions. In a changing world, the Hawaiian Electric Companies are taking the lead in adding renewable energy and developing energy solutions for their customers to achieve a clean energy future for Hawaii. HEI has been named one of "America's 100 Most Trustworthy Companies 2015" by Forbes. For more information, visit these websites: www.HEI.com, www.HawaiianElectric.com, www.ASBHawaii.com.

NextEra Energy Contacts:
Robert L. Gould
Vice President, Chief Communications Officer
561-694-4442

Debra Larsson
Manager, Financial and Sustainability Communication
561-694-4442

Hawaiian Electric Company Contact:
Lynne Unemori
Vice President, Corporate Relations
808-543-7972
lynne.unemori@hawaiianelectric.com

Hawaiian Electric Industries Contacts:
Cliff Chen
Manager, Investor Relations and Strategic Planning
808-543-7300
IR@hei.com

A.J. Halagao
Manager, Corporate & Community Advancement
808-543-5889
ajhalagao@hei.com